TITULO DE REGISTRO DE MARCA

Instituto Mexicano de la Propiedad Industrial

IMPI

Titular **JARROLD R. BACHMANN**

Nacionalidad ESTADOUNIDENSE

Domicilio INVERNESS DRIVE NO. 32950, SIN COLONIA
EVERGREEN, CO. 80439 ESTADOS UNIDOS

Establecimiento INVERNESS DRIVE NO. 32950, SIN COLONIA
EVERGREEN, CO. 80439 ESTADOS UNIDOS

Marca **945732** Tipo de Marca NOMINATIVA

Signo distintivo **POCKETSHOT**

Clase 35

Se aplica a PUBLICIDAD; DIRECCIÓN DE NEGOCIOS; ADMINISTRACION DE NEGOCIOS; TRABAJOS DE OFICINA.

Expediente 793507

Fecha de presentación JUL 11, 2006

Hora 11:22

Fecha de inicio de uso MAY 23, 2006

El registro de referencia se otorga con fundamento en los artículos 1°, 2° fracción V, 6° fracción III, 125 y 126 de la Ley de la Propiedad Industrial.

De conformidad con el artículo 95 de la Ley de la Propiedad Industrial, el presente registro tiene una vigencia de diez años contados a partir de la fecha de presentación de la solicitud y su término podrá renovarse por periodos de la misma duración, en los términos establecidos en los artículos 133 y 134 del mismo Ordenamiento Legal.

Quien suscribe el presente título lo hace con fundamento en los artículos 6° fracción III y 7 bis 2 de la Ley de la Propiedad Industrial; 1°, 3° fracción V, inciso b), subíndice ii), primero, segundo, tercero y cuarto guión, 4°, 5°, 11 fracción II, y último párrafo y 13 fracción I del Reglamento del Instituto Mexicano de la Propiedad Industrial; 3°, 4°, 6° párrafos vigésimo cuarto a vigésimo séptimo, 17 fracción II, 28 y 31 del Estatuto Orgánico de este Instituto; 1°, 3° y 6° inciso a) y penúltimo párrafo del Acuerdo que delega facultades en los Directores Generales Adjuntos, Coordinador, Directores Divisionales, Titulares de las Oficinas Regionales, Subdirectores Divisionales, Coordinadores Departamentales y Otros Subalternos del Instituto Mexicano de la Propiedad Industrial.

MEXICO, D.F. A 27 DE JULIO DE 2006.

COORDINADOR DEPARTAMENTAL DE EXAMEN DE MARCAS 'C'

LIC. PATRICIA EGUIA PEREZ

20060329630

CAO/58503